Exhibit 99.1

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612 303-6277
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces Significant Expansion of Asset
Management with Addition of Advisory Research, Inc.
MINNEAPOLIS — Dec. 21, 2009 — Piper Jaffray Companies (NYSE: PJC) today announced a significant expansion of its asset management business. The company signed a definitive agreement to purchase Advisory Research, Inc., an asset management firm with approximately $5.5 billion in assets under management, which are mainly focused in equity strategies. Advisory Research, Inc. is based in Chicago. The transaction is expected to close in the first quarter of 2010 and is subject to customary regulatory approvals and client consents.
Assuming the transaction occurred on Sept. 30, 2009, asset management would have comprised approximately 12 percent of Piper Jaffray total net revenues and 24 percent of pre-tax operating income for the nine months ending Sept. 30, 2009. The transaction is valued at $218 million, payable at closing, composed of $178 million in cash and $40 million of restricted stock. Employee owners will receive approximately 40 percent of consideration in restricted stock.
Brien O’Brien, chief executive officer of Advisory Research, will join the Piper Jaffray senior leadership team and report to Andrew Duff, chairman and CEO of Piper Jaffray. O’Brien will continue to lead Advisory Research and Wiley Angell, CEO of FAMCO, the current Piper Jaffray asset management business, will continue to lead that organization. O’Brien will provide leadership to the overall asset management business.
“Expanding our asset management business furthers our strategy of building a diversified investment bank and improving our overall pre-tax margin and return on shareholders’ equity,” said Duff. “Advisory Research and FAMCO have complementary capabilities and position us to better meet client needs in the long term. With the addition of Advisory Research, asset management achieves sufficient scale to support further organic development.”
“I am excited to join Piper Jaffray and continue to grow the asset management business for the firm,” said O’Brien. “Our first priority is to continue to provide our clients with the same disciplined investment process and level of service on which they have come to depend. Over time, we believe we can realize benefits from a broader product set and distribution and the global footprint of Piper Jaffray.”
“Advisory Research and FAMCO have a similar client-service and risk-control orientation, aligning us in our approach to the market” said Angell. “We remain focused on serving our current clients, and we believe we have an even stronger platform for future growth.”
Advisory Research has 42 employees, including 19 investment professionals, and FAMCO has 52 employees, including 23 investment professionals. Locations will remain in Chicago and St. Louis.
Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss the transaction on Monday, Dec. 21, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 925-4693 and referencing reservation #21450365. The presentation used on the call can be accessed at www.piperjaffray.com/advisoryresearch. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET, (12 p.m. CT) at the same Web address or by calling (800) 633-8284 and referencing reservation #21450365.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; structured products; equity and fixed-income institutional brokerage; and equity research. Piper Jaffray headquarters are located in Minneapolis, Minnesota, with offices across the U.S. and in London, Hong Kong and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies and its asset management business and management’s expectations regarding earnings accretion, pre-tax margin, return on equity, the compensation ratio, assets under management, firm capital levels, the scale necessary to support organic growth in asset management, and the extent to which the combination will mitigate volatility in Piper Jaffray’s overall business. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction announced in this press release may not be completed, or completed within the expected timeframe; (2) financing for the transaction may be obtained on terms that are less favorable that initially anticipated, increasing the cost of the transaction; (3) costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations and financial condition; (4) the expected benefits of the transaction, including earnings accretion, margin improvement, return on equity improvement, compensation ratio improvement, achieving scale sufficient to support organic growth in asset management, and the mitigation of volatility in Piper Jaffray’s overall business, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (5) revenues from the asset management business may vary based on investment performance and market and economic factors; (6) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, the business and profitability of Piper Jaffray; (7) Piper Jaffray may not be able to compete successfully with other companies in the financial services industry; and (8) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2009 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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